Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports Fourth Quarter 2012 Results

Completes Sale of Home Health Assets

Fourth Quarter Financial Highlights

•	Total net service revenues of $63.8 million

•	Total net income of $3.7 million, or $0.35 per diluted share

•

The Company completed the sale of substantially all of the assets of its Home Health business effective on March 1, 2013 for $20 million cash and retained a ten percent interest in the business in Illinois and California. The results of the Home Health business sold are reflected as discontinued operations for all periods presented.

•	Net income from continuing operations of $3.5 million, or $0.33 per diluted share

Palatine, IL, March 13, 2013—Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home-based social and medical services focused on the elderly dual eligible population, announced today its financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter Review

Total net service revenues for the fourth quarter of 2012 were $63.8 million, a 9.4% increase compared to $58.3 million in the prior year quarter. Net income, including discontinued operations, was $3.7 million, or $0.35 per diluted share, a 50% increase over the prior year quarter. Net income from continuing operations was $3.5 million, or $0.33 per diluted share, a 20.2% increase when compared to prior year quarter. Continuing operations includes the results of operations previously included in the Home & Community segment and three agencies previously included in the Home Health segment.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “Our Home & Community segment continued to demonstrate positive growth during the fourth quarter and we are pleased with the sale of our Home Health business.”

Gross profit margins have declined when compared to the prior year quarter due to an increase in workers compensation expense. Fourth quarter results from continuing operations for 2012 were positively affected by Workers Opportunity Tax Credits realized in the quarter, which substantially reduced income tax expense. Fourth quarter 2011 results from continuing operations included two extraordinary items; the revaluation of contingent consideration and the receipt of prompt payment interest from the State of Illinois. Income tax expense was negatively affected in 2011 by the goodwill impairment charge taken in 2011 on the Home Health business.

On a pro forma basis, earnings from continuing operations were $0.30 per diluted share in 2012, after normalizing the effective tax rate to 34.1%. Earnings from continuing operations in the fourth quarter of 2011 were $0.22 per diluted share after excluding: the effect of the revaluation of contingent consideration related to the acquisition of CarePro and the prompt payment interest received from the State of Illinois and after normalizing the annual effective tax rate to 33.0%.

Twelve Month Review

Total net service revenues from continuing operations for the twelve months ended December 31, 2012 were $244.3 million, a 6.2% increase compared to $230.1 million for the same prior year period. Net income for 2012, including discontinued operations, was $7.6 million or $0.71 per diluted share, compared to a reported loss in 2011 of $2.0 million or $(0.18) per diluted share. Net income from continuing operations was $9.3 million, or $0.86 per diluted share, a 10.4% increase when compared to the prior year.

On a pro forma basis, earnings from continuing operations in 2012 were $0.83 per diluted share after excluding the gain from the sale of an agency which occurred in the first quarter of 2012. Pro forma earnings from continuing operations in 2011 were $0.61 per diluted share after excluding the effect of the revaluation of contingent consideration related to the acquisition of CarePro and the prompt payment interest received from the State of Illinois.

The business is cyclical in nature. Payroll taxes are higher in the early quarters of the year and are reduced in the later quarters. It is anticipated unemployment taxes will increase in 2013 as a result of scheduled increases in both federal and state unemployment tax rates.

Sale of Home Health Business

Effective March 1, 2013, the Company completed the sale to subsidiaries of LHC Group, Inc. of substantially all of the assets used in the Company’s Home Health business in Arkansas, Nevada and South Carolina, and 90% of the Home Health business in California and Illinois with the Company retaining a 10% ownership interest in those locations. The purchase price of the assets totaled approximately $20 million in cash. The net proceeds from the transaction are being used to pay off outstanding debt and for general corporate purposes.

The operations represented by these assets are reflected in the Company’s financial statements as discontinued operations. The revenues and expenses related to the business are reflected in the financial statements net of taxes, with taxes calculated at the statutory rates for each year. Approximately $240,000 and $346,000 of Corporate General and Administrative expenses have been included in the cost of discontinued operations for the fourth quarter of 2012 and 2011 respectively. Corporate General and Administrative expenses of $1.4 million and $1.5 million have been included in the annual results for 2012 and 2011, respectively.

The Company expects the benefits of completing this transaction will be increased management focus on developing its core Home & Community business and the expansion of its programs offered to managed care plans; lower debt; and a stronger balance sheet.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance by providing investors with insight and consistency in the Company’s financial reporting and presents a basis for comparison of the Company’s business operations among periods, and to facilitate comparisons with the results of the Company’s peers.

Conference Call

Addus will report its 2012 fourth quarter and year-end financial results on Wednesday, March 13, 2013. Management will conduct a conference call to discuss its results at 10:00 a.m. Eastern time on March 13, 2013. The toll-free dial-in number is (866) 700- 6293 (international dial-in number is 617-213-8835), with the passcode: 51146580. A telephonic replay of the conference call will be available through midnight on March 22, 2013, by dialing (888) 286-8010 (international dial-in number is 617-801-6888) and entering the passcode 98751970.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living and adult day care. Addus focuses on serving the needs of the elderly dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2012, and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012, August 9, 2012 and November 1, 2012, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow)

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Income Statement Information:
Net service revenues	$63,775	$58,304	$244,315	$230,105
Cost of service revenues	46,238	41,475	180,264	168,632

Gross profit	17,537	16,829	64,051	61,473
General and administrative expenses	11,652	11,945	46,362	45,858
Gain on sale of agency	—	—	(495)	—
Revaluation of contingent consideration	—	(469)	—	(469)
Depreciation and amortization	624	705	2,521	3,167

Total operating expenses	12,276	12,181	48,388	48,556

Operating income from continuing operations	5,261	4,648	15,663	12,917
Interest income	(27)	(2,263)	(155)	(2,263)
Interest expense	358	595	1,723	2,524

Total interest expense, net	331	(1,668)	1,568	261
Income from operations before taxes	4,930	6,316	14,095	12,656
Income tax expense	1,427	3,402	4,807	4,244

Net income from continuing operations	3,503	2,914	9,288	8,412

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	242	(418)	(1,653)	(10,393)

Net income (loss)	$3,745	$2,496	$7,635	$(1,981)

Income (loss) per common share:
Basic and diluted
Continuing operations	$0.33	$0.27	$0.86	$0.78
Discontinued operations	0.02	(0.04)	(0.15)	(0.96)

Basic and diluted income (loss) per common share	$0.35	$0.23	$0.71	$(0.18)

Weighted average number of common shares outstanding:
Basic	10,772	10,754	10,764	10,752

Diluted	10,807	10,756	10,784	10,752

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Cash Flow Information:
Net cash provided by operating activities	$6,069	$4,132	$15,405	$15,947
Net cash used in investing activities	(101)	(274)	(619)	(1,051)
Net cash used in financing activities	(5,944)	(3,135)	(15,069)	(13,692)

Net change in cash	24	723	(283)	1,204
Cash at the beginning of the period	1,713	1,297	2,020	816

Cash at the end of the period	$1,737	$2,020	$1,737	$2,020

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets
Cash	$1,737	$2,020
Accounts receivable, net	71,303	72,368
Prepaid expenses and other current assets	7,293	8,137
Assets held for sale	245	239
Deferred tax assets	7,258	6,336

Total current assets	87,836	89,100

Property and equipment, net	2,489	2,251

Other assets
Goodwill	50,536	50,695
Intangible assets, net	6,370	8,044
Deferred tax assets	2,328	4,089
Other assets	298	513

Total other assets	59,532	63,341

Total assets	$149,857	$154,692

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,117	$5,266
Accrued expenses	32,717	29,313
Current maturities of long-term debt	208	6,569
Deferred revenue	2,148	2,145

Total current liabilities	39,190	43,293

Long-term debt, less current maturities	16,250	24,958
Total stockholders’ equity	94,417	86,441

Total liabilities and stockholders’ equity	$149,857	$154,692

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
General:
Adjusted EBITDA (in thousands) (1)	$6,330	$4,351	$15,786	$15,200
States served at period end			19	19
Locations at period end			96	96
Employees at period end			13,836	12,463
Home & Community
Average billable census	25,508	24,285	25,104	23,877
Billable hours (in thousands)	3,754	3,438	14,388	13,504
Average billable hours per census per month	49	47	48	47
Billable hours per business day	56,879	52,892	55,126	51,938
Revenues per billable hour	$16.99	$16.96	$16.98	$17.04
Percentage of Revenues by Payor:
State, local and other govermental programs	95%	95%	95%	94%
Commercial	1	1	1	1
Private duty	4%	4%	4%	5%

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Reconciliation of Adjusted EBITDA to Net Income:
Net income (loss)	$3,745	$2,496	$7,635	$(1,981)
Goodwill and intangible asset impairment charge	—	—	—	15,989
Revaluation of contingent consideration	—	(469)	—	(469)
Net interest expense	331	(1,668)	1,568	261
Income tax expense (benefit)	1,566	3,131	3,708	(2,485)
Depreciation and amortization	626	771	2,534	3,554
Stock-based compensation expense	62	90	341	331

Adjusted EBITDA	$6,330	$4,351	$15,786	$15,200

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.